EXHIBIT 4.5

CONSENT OF THE MAJORITY HOLDERS OF 15% SECURED CONVERTIBLE PROMISSORY NOTES DATED JANUARY 13, 2006 AND DATED JANUARY 22, 2007

This Consent is executed and delivered on this 31st day of August 2007 by and among Matritech, Inc. (the “Borrower”) and the undersigned holders of (i) a majority of the outstanding principal amount of those certain 15% Secured Convertible Promissory Notes issued by the Borrower on January 13, 2006 (the “Series A Notes”) pursuant to the Securities Purchase Agreement, dated as of January 13, 2006, by and among the Borrower and the purchasers party thereto and previously amended on January 22, 2007 and July 27, 2007 (the “Series A Purchase Agreement”); and (ii) a majority of the outstanding principal amount of those certain 15% Secured Convertible Promissory Notes issued by the Borrower on January 22, 2007 (the “Series B Notes”) pursuant to the Securities Purchase Agreement, dated as of January 22, 2007, by and among the Borrower and the purchasers party thereto and previously amended on July 27, 2007 (the “Series B Purchase Agreement”).  The undersigned holders of a majority of the outstanding principal amount of the Series A Notes shall be referred to as the “Series A Majority Holders.”  The undersigned holders of a majority of the outstanding principal amount of the Series B Notes shall be referred to as the “Series B Majority Holders.”  All capitalized terms used in this Consent but not otherwise defined herein shall have the meanings ascribed to such terms in the Series A Purchase Agreement and the Series B Purchase Agreement, respectively.

WHEREAS, the Borrower will enter into an Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among Inverness Medical Innovations, Inc. (“Inverness”), Milano Acquisition Corp., and the Borrower, dated on or around the date hereof, under which the Borrower will agree to sell substantially all of its assets to Milano Acquisition Corp., in exchange for an initial payment of shares of Inverness common stock valued at approximately $36 million (the “Inverness Shares”);

WHEREAS, after the closing under the Asset Purchase Agreement (the “Asset Purchase Closing”), the Borrower intends to resell the Inverness Shares under a Form S-3 registration statement as soon as reasonably practicable in order to repay the amounts owed under the Series A Notes and the Series B Notes and to satisfy the Borrower’s other obligations; and

WHEREAS, the parties have determined that it is in the best interests of the Borrower and all the holders of each of the Series A Notes and the Series B Notes that the following consents and directions be made;

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Pursuant to the provisions of Section 8(c) of the Series A Purchase Agreement and the Series B Purchase Agreement, the Series A Majority Holders and the Series B Majority Holders hereby direct the Collateral Agent, immediately prior to the Asset Purchase Closing, to release the existing Collateral (as defined in the Security Documents), terminate the existing Security Documents, including the Contingent License Agreement and terminate the existing

UCC-1 financing statements filed pursuant to the existing Security Documents, copies of which are attached hereto as Exhibit A.

2.           Pursuant to the provisions of Section 8(c) of the Series A Purchase Agreement and the Series B Purchase Agreement, the Series A Majority Holders and the Series B Majority Holders hereby direct the Collateral Agent, immediately prior to the Asset Purchase Closing, to enter into the Pledge Agreement attached hereto as Exhibit B, pursuant to which the Borrower will grant to the Collateral Agent for the benefit of the holders of the Series A Notes and the Series B Notes (i) that number of Inverness Shares evidenced by the stock certificate referred to in the Pledge Agreement as would, upon the Asset Purchase Closing, have an aggregate value, valued as provided in the Asset Purchase Agreement, of 150% of all the principal, interest and prepayment premiums owed in respect of the Series A Notes and the Series B Notes (the “Note Payment Amount”) and (ii) in the event the value of the pledged Inverness Shares is less than 120% of the Note Payment Amount for a period exceeding two consecutive trading days at any time prior to repayment in full of the Series A Notes and Series B Notes, grant to the Collateral Agent an additional number of Inverness Shares.  If the Borrower cannot provide the additional requisite number of shares equal to 150% of the Note Payment Amount, it will provide other acceptable substitute collateral, within three (3) business days after receipt of written demand from the Series A Majority Holders and the Series B Majority Holders.

3.           Except as expressly set forth herein, (a) the original terms and conditions of the Series A Notes, as previously amended on January 22, 2007 and July 27, 2007, shall remain in full force and effect; (b) this Consent shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Series A Notes or to be a waiver of any Event of Default whether arising before or after the date hereof as a result of the transactions contemplated hereby; and (c) this Consent shall not preclude the future exercise of any right, remedy, power or privilege available to the holders of the Series A Notes whether under the Series A Notes or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Series A Notes.

4.           Except as expressly set forth herein, (a) the original terms and conditions of the Series B Notes, as previously amended on July 27, 2007, shall remain in full force and effect; (b) this Consent shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Series B Notes or to be a waiver of any Event of Default whether arising before or after the date hereof as a result of the transactions contemplated hereby; and (c) this Consent shall not preclude the future exercise of any right, remedy, power or privilege available to the holders of the Series B Notes whether under the Series B Notes or otherwise, and shall not be construed or deemed to be a satisfaction, novation, cure, modification, amendment or release of the Series B Notes.

5.           This Consent (a) constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior agreements, whether written or oral, with respect hereto or thereto are expressly superseded hereby; (b) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws; and (c) shall be binding upon and inure to the benefit of the successors and assigns of the Borrower and the holders of the Series A Notes and the holders of the Series B Notes.

6.           This Consent may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts.

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IN WITNESS WHEREOF, the undersigned Borrower and the Series A Majority Holders and the Series B Majority Holders have caused this Consent to be executed as of the day first above written.

Borrower:

Matritech, Inc.

By: /s/ Stephen D. Chubb______________
Name:   Stephen D. Chubb
Title:     Chief Executive Officer

IN WITNESS WHEREOF, the undersigned Borrower and the Series A Majority Holders and Series B Majority Holders have caused this Consent to be executed as of the day first above written.

Holders:

SDS Capital Group SPC, Ltd., on behalf of its Class D segregated portfolio

By: /s/ Steve Derby
Name:  Steve Derby
Title:    Director
Series A Notes Held: $1,323,333  principal
Series B Notes Held: $1,140,000 principal

ProMed Partners, L.P.

By: /s/ David B. Musket
Name:  David B. Musket
Title:    Managing Director
Series A Notes Held: $131,476  principal
Series B Notes Held: $320,399  principal

ProMed Partners II, L.P.

By: /s/ David B. Musket
Name:    David B. Musket
Title:      Managing Director
Series B Notes Held: $16,816  principal

ProMed Offshore Fund, Ltd.

By: /s/ David B. Musket
Name:  David B. Musket
Title:    Managing Director
Series A Notes Held: $22,539 principal
Series B Notes Held: $48,072  principal

IN WITNESS WHEREOF, the undersigned Borrower and the Series A Majority Holders and Series B Majority Holders have caused this Consent to be executed as of the day first above written.

ProMed Offshore Fund II, Ltd.

By: /s/ David B. Musket
Name:  David B. Musket
Title:     Managing Director
Series A Notes Held: $835,569  principal
Series B Notes Held: $414,713  principal

David B. Musket, Individually

/s/ David B. Musket
Series A Notes Held: $106,875 principal
Series B Notes Held: $250,000 principal

H&Q Life Science Investors

By: /s/ Daniel R. Omstead
Name:    Daniel R. Omstead
Title:      President
Series A Notes Held: $1,583,333  principal
Series B Notes Held: $1,000,000  principal

The term H&Q Life Sciences Investors is the designation of the Trustees for the time being under a Declaration of Trust dated February 20, 1992, as amended, and all persons dealing with H&Q Life Sciences Investors must look solely to the trust property for the enforcement of any claims against H&Q Life Sciences Investors, and neither the Trustees, officers nor shareholders assume any personal liability for the obligations entered into on behalf of H&Q Life Sciences Investors.